KAYE SCHOLER	425 Park Avenue New York, New York 10022-3598 212 836-8000 Fax 212 836-8689 www.kayescholer.com

Exhibit 5.1                                                                                                   June 26, 2008

Columbia Laboratories, Inc.
354 Eisenhower Parkway
Livingston, New Jersey 07039

Re:	Columbia Laboratories, Inc.

Dear Ladies and Gentlemen:

We have acted as special counsel to Columbia Laboratories, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to an aggregate of 6,000,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), all of which may be issued in connection with awards granted pursuant to the Columbia Laboratories, Inc. 2008 Long-Term Incentive Plan (the “Plan”).

In connection with the above, we have reviewed the Company’s certificate of incorporation, its by-laws, resolutions adopted by its Board of Directors, the Registration Statement and its related Prospectus and such other documents and proceedings as we have deemed appropriate. We have also examined such certificates of the Company’s officers and other persons or entities, including public officials, as we have deemed relevant and appropriate as a basis for the opinions expressed herein, and we have made no effort to independently verify the facts set forth therein.

 On the basis of such review, and having regard to legal considerations that we deem relevant, we are of the opinion that the shares of Common Stock to be offered pursuant to the Registration Statement have been duly authorized and, when issued in accordance with the terms set forth in the Plan and in the Registration Statement, will be duly and validly issued, fully paid and nonassessable.

Our opinion set forth above is based as to matters of law solely on applicable provisions of the laws of the State of Delaware, and we express no opinions as to any other laws, statutes, ordinances, rules or regulations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Kaye Scholer LLP

31658062.DOC
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